Exhibit 99.1

NEWS RELEASE: Sept. 12, 2006

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Reports Earnings Per Share of $0.34 for Fiscal 2006 and Net Loss of $0.06 for Fourth Quarter

TORRANCE, Calif.—(BUSINESS WIRE)—Sept. 13, 2006—Farmer Bros. Co. (Nasdaq:FARM) today reported a net loss for its fourth fiscal quarter ended June 30, 2006 of $0.8 million or $0.06 per share, compared with loss of $3.7 million or $0.27 per share in the same quarter last year. For the full fiscal year, the Company reported audited net income of $4.8 million or $0.34 per share, compared with last year’s net loss of $5.4 million or $0.40 per share.

“We continue to work toward taking costs out of our operations, both to create a competitive edge and to open the door to greater profitability,” said Guenter Berger, Chairman and CEO. “Though we recognize that our long-term programs to grow sales are unlikely to produce financial results for several more quarters, we believe our re-branding and new packaging efforts are creating new opportunities to build on our large base of good customers and to re-ignite our sales growth.”

Sales for the fourth quarter increased to $50.5 million from $50.2 million for the same period last year, and sales for the fiscal year increased 5% to $207.5 million. Gross profit margins were essentially unchanged between 2006 and 2005. That, combined with greater sales, resulted in an increase in gross profit of approximately $7 million in fiscal 2006.

Selling, general and administrative expenses increased by 2.5% in the fourth quarter and 3% for the fiscal year when compared with last year. The increase is primarily attributed to higher coffee brewing equipment costs associated with new products, higher fuel costs, higher self-insured medical expenses and higher California workers’ compensation costs. These increases were partly offset by lower costs for computer consulting services and Sarbanes Oxley compliance.

The Company also reported Other Net Expense in the fiscal year of $1.1 million compared with last year’s expense of $10.9 million. The fourth-quarter expense was $0.8 million in 2006. The 2005 result reflected a volatile increase in green coffee costs, which led to a loss in the value of futures and options contracts that the Company used to hedge against a decline in coffee prices in the future. At the end of fiscal 2006 the Company had no open hedge derivative contracts.

The Company ended the fiscal year with cash and short-term investments of $181.7 million, up from $180.9 million on June 30, 2005.

Management continues to implement its longer-term growth initiatives:

•                  Promotion of our brand: The Company is on track to introduce the first of its new packaging in October 2006. In addition, the Company is on track with new point-of-sale materials that mirror the new packaging.

•                  New products are showing signs of success: The new products that the Company launched in fiscal 2006 include horchata, fruit smoothies, expanded line of teas and seasonal products such as pumpkin pie cappuccino. These items are helping the Sales team engage with customers and cross-sell other products.

•                  National Accounts organization is fully staffed: Fifteen people - including some of the Company’s most experienced sales people - are now seeking business from larger customers, including fast-growing chain restaurants. This newly formed National Accounts organization was not a focus on the Company’s past sales efforts.

•                  Improved sales and distribution efficiency: In an effort to cut costs and improve the efficiency of its distribution, the Company has reduced staffing and consolidated some branch offices and sales routes while adding staffing in areas where the Company has been experiencing growth. In addition, to further enhance its ability to evaluate customer, product and route profitability, the Company expects to implement its sales software in fiscal 2007.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend for 52 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this report regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this report and the quarterly report filed by the Company on Form 10-Q and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Years ended June 30,
	2006	2005	2004
Net sales	$207,453	$198,420	$193,589
Cost of goods sold	84,910	82,964	71,405
Gross profit	$122,543	$115,456	$122,184

Selling expense	100,354	92,112	92,029
General and administrative expenses	25,154	29,927	26,392
Operating expenses	$125,508	$122,039	$118,421
(Loss) income from operations	$(2,965)	$(6,583)	$3,763

Other income (expense):
Dividend income	3,597	3,420	3,396
Interest income	4,445	2,721	2,518
Other, net (expense) income	(1,072)	(10,887)	6,305
Total other income (expense)	$6,970	$(4,746)	$12,219

Income (loss) before taxes	4,005	(11,329)	15,982

Income tax (benefit) expense	(751)	(5,902)	3,295

Net income (loss)	$4,756	$(5,427)	$12,687

Net income (loss) per common share	$0.34	$(0.40)	$0.81

Weighted average shares outstanding	13,890,609	13,653,420	15,576,450

Five-Year Selected Financial Data

	For the fiscal years ended June 30,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Net sales	$207,453	$198,420	$193,589	$201,558	$205,857
(Loss) income from operations	$(2,965)	$(6,583)	$3,763	$23,888	$38,210
Net income (loss)	$4,756	$(5,427)	$12,687	$23,629	$30,569
Net income (loss) per common share	$0.34	$(0.40)	$0.81	$1.30	$1.65
Dividends per common share	$0.42	$0.40	$0.38	$0.36	$0.34

Contact:

Abernathy MacGregor Group

Jim Lucas / Whitney Hays, 213-630-6550

Source: Farmer Bros. Co.